EXHIBIT 99.1

Press Release	Source: Vault Technology, Inc.

Vault Technology Signs Letter of Intent to Acquire Digital Media Invention, LLC
Wednesday October 8, 9:29 am ET

Transaction Projected to Bring Valuable Intellectual Property and Licensing Operations

FORT LAUDERDALE, FL--(MARKET WIRE)--Oct 8, 2008 -- Vault Technology, Inc. (OTC BB:VULT.OB - News) today announced that it has signed a non-binding letter of intent to acquire Digital Media Invention, LLC. Digital Media Invention (DMI) is an intellectual property and patent portfolio management and licensing firm.

"We are excited to be able to add Digital Media Invention and their patent portfolio to our groups operations," said Nick Arroyo, President and CEO of Vault Technology. "This acquisition will form the basis of our technology solutions group as previously announced. Their proven process for capturing, acquiring, and licensing intellectual property will be of tremendous value to our technology solutions unit."

Over the past couple of years, DMI has accumulated a number of patents and intellectual property rights for products and services related to consumer goods, electronics, and digital media distribution. DMI has developed a methodology for searching, negotiating, acquiring, enforcing, and licensing intellectual property and patent rights. The company has experience in evaluating whether products and/or processes infringe on the intellectual property rights owned by clients and effectively researching market viability and commercialization opportunities.

About Digital Media Invention, LLC

Digital Media Invention is an intellectual property and patent portfolio management and licensing firm. The company focuses on a methodology for searching, negotiating, acquiring, enforcing, and licensing intellectual property and patent rights.

About Vault Technology, Inc.

Vault Technology, Inc. is a resource exploration and development company focusing on its uranium project in the Wollaston domain of North Eastern Saskatchewan, Canada. In addition, Vault is exploring other opportunities in the products and services arena related to audiovisual systems integration, home theater systems and digital media. Vault is actively engaged in the development of breakthrough strategies for the next generation of enterprise system solutions. If you would like additional information on Vault Technology, Inc. please contact us at:

Vault  Technology, Inc.
4901 NW 17th Way, Suite 405
Fort Lauderdale, Fl 33309
Phone:  954-492-9200
Fax:  954-492-9639
Email contact:  info@vaulttechnology.com
Website:  http://www.vaulttechnology.com

Safe Harbor Statement

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "will," "expects," and other terms with similar meaning. Forward-looking statements are based on current beliefs, assumptions and expectations and speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or any other reason.

Contact:
     CONTACT:
     Vault Technology, Inc.
     4901 NW 17th Way, Suite 405
     Fort Lauderdale, FL 33309
     Phone:  954-492-9200
     Fax: 954-492-9639
     Email contact:  Email Contact

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Source: Vault Technology, Inc.